EXHIBIT (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Financial Highlights” in the Prospectuses and on the second page and under the caption “Financial Statements” in the Statements of Additional Information, and to the incorporation by reference of our reports dated January 20, 2017 for the Northern Institutional Funds in the Registration Statement (Form N-1A) of Northern Institutional Funds filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 86 to the Registration Statement under the Securities Act of 1933 (Registration No. 2-80543).

/s/ ERNST & YOUNG LLP

Chicago, IL

March 28, 2017